SEPARATION AGREEMENT AND RELEASE


      THIS SEPARATION AGREEMENT AND RELEASE (the "Agreement") is entered into this 21st day of November, 1997 but is effective for all purposes hereunder as of October 22, 1997 (the "Effective Date"), by and between KEYSTONE FINANCIAL, INC., a Pennsylvania corporation ("Keystone") and GEORGE H. GROVES ("Groves").

      WHEREAS, Groves was employed by Keystone as Senior Executive Vice President and Chief Banking Officer; and

      WHEREAS, by letter dated October 24, 1997, Groves tendered to Keystone his resignation from all positions and directorships held by him with Keystone and with any and all of Keystone's subsidiaries and affiliates, such resignation to be effective as of the Effective Date; and

     WHEREAS, Groves resignation was accepted by and was done with the consent of Keystone; and

      WHEREAS, both parties desire to achieve an amicable separation to fully and finally resolve and/or avoid any existing or other potential disputes between them.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, Keystone and Groves agree as follows:

      1. PURPOSE OF AGREEMENT. The purpose of this Agreement is to confirm and memorialize the termination of the employment relationship between Keystone and Groves, to resolve fully and finally and/or avoid any and all existing or potential disputes arising from the employment relationship and the termination thereof without admission of any liability on the part of either party. To that end, the parties acknowledge that this Agreement resolves any and all claims either may have against the other with respect to Grove's employment and/or the termination of such employment. For the purpose of this Agreement, the term "Keystone" includes not only Keystone Financial, Inc. and its employee welfare benefit, pension, fringe benefit or compensation plans, but also all other entities affiliated with Keystone Financial, Inc.

     2. TERMINATION OF EMPLOYMENT. Groves hereby acknowledges and agrees that his employment with Keystone as Senior Executive Vice President and Chief Banking Officer and any and all officer positions and directorships terminated as of the Effective Date.

      3. CONSIDERATION.   Groves  acknowledges  and  confirms  that  the  only
consideration for his executing this Agreement is set forth herein, that no other promises or agreements of any kind, save for those set forth in this Agreement, have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.

     4. SEPARATION PAYMENTS. In consideration of the promises set forth in this Agreement, Keystone and Groves agree that Groves shall receive the separation payments and other benefits set forth in Exhibit A, which is attached hereto and incorporated herein. Keystone and Groves further agree that the separation payments and benefits set forth in Exhibit A constitute all of the payments and benefits which Groves shall receive due to the termination of his employment with Keystone.

      5. NONDISCLOSURE OF INFORMATION. Groves acknowledges that as an employee, officer and director of Keystone, he had access to extensive confidential and/or proprietary information. Groves agrees that he shall not, without the written consent of a duly authorized executive officer of Keystone, disclose to any person any material confidential information obtained by him while in the employ of Keystone with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or business practices, the disclosure of which reasonably would be expected to materially damage Keystone; provided, however, that for purposes of this Agreement, confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Groves) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Keystone. Provided, further, that this section shall not apply to any disclosure that may be required by Groves by law, regulation or court order, but only after Groves notifies an executive officer of Keystone of such demand for disclosure and Keystone has a reasonable opportunity to respond to such demand. Any breach of this Nondisclosure of Information provision shall be deemed a material breach of this Agreement.

      6. RETURN OF PROPERTY. Groves represents that he has surrendered to Keystone any and all materials in Groves' possession, or elsewhere, whether or not said materials are proprietary in nature, relating to the business of Keystone including, but not limited to, data, documents, reports, programs, diskettes, computer printouts, program listings, computer hardware and/or software specifications, client lists, client information, and any and all similar information without regard to form of representation, including all copies thereof. Groves acknowledges that all such materials are the sole property of Keystone and that Groves has no right, title or other interest in or to such materials. These materials are included in the Nondisclosure of Information provision contained in Section 5. Further, any breach of this Return of Property provision shall be deemed a material breach of this Agreement.

      7. NO ACCESS. The parties acknowledge that Groves' office at Keystone was fully equipped with a computer system and other equipment. In addition to the return to Keystone of all of its property and any copies thereof as required in
Section 6 above, Groves agrees never to access Keystone's computer system for any purpose whatsoever. Groves acknowledges and agrees that any such access constitutes an illegal act and would cause irreparable damage and liability to Keystone. Any breach of this No Access provision shall be deemed a material breach of this Agreement.

      8. NO SOLICITATION. Groves agrees that he shall not entice or solicit, directly or indirectly, any other executives or key management personnel of Keystone to leave the employ of Keystone to work with Groves or any entity with which Groves has affiliated for a period of one (1) year from the Effective
Date. Groves acknowledges and agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to Keystone for which it may have no meaningful remedy in law and Keystone shall be entitled to injunctive relief in order to enforce the provisions hereof. Upon obtaining such injunction, Keystone shall be entitled to pursue reimbursement from Groves and/or Groves' employer of costs incurred in securing a qualified replacement for any employee enticed away from Keystone by Groves. Further, Keystone shall be entitled to set off against or obtain reimbursement from Groves of any payments owed or made to Groves by Keystone hereunder. Any breach of this No Solicitation provision shall be deemed a material breach of this Agreement.

     9. NONCOMPETITION. In consideration for the separation payments and other benefits extended to Groves under this Agreement, Groves agrees that he shall not, directly or indirectly, within the marketing area of Keystone (defined for purposes of this Section 9 as all areas within one hundred (100) miles of the work location to which Groves was assigned for the majority of the time during the twelve (12) months preceding the Effective Date where Keystone has established an active and material market presence) enter into or engage generally in direct or indirect competition with Keystone in the business of banking or any banking or trust related business, either directly or indirectly as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder (except as an incidental shareholder), employee or agent for any person, for a period of one (1) year from the Effective Date. The existence of any material claim or cause of action of Groves against Keystone, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Keystone of this provision. In the event that this
Section 9 shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court. Any breach of this Noncompetition provision shall be deemed a material breach of this Agreement.

      10. NO DISPARAGEMENT. Groves agrees not to make disparaging remarks about Keystone or its operations, its employees, or any other aspect of its operation, and Keystone agrees not to make disparaging remarks about Groves. Any breach by either party of this No Disparagement provision shall be deemed a material breach of this Agreement.

      11. GENERAL RELEASE. In consideration for the separation payments and other benefits extended to Groves under this Agreement, Groves, for himself, his heirs, executors, administrators, successors and assigns, forever releases and discharges Keystone, its board and their successors and assigns, officers, agents, contractors, consultants and employees, past and present, collectively or individually, from any and all claims, demands, causes of action, losses and expenses of every nature whatsoever, known or unknown, that Groves ever had, now has or hereafter may have, arising out of or in conjunction with his employment with Keystone or the termination thereof, including, but not limited to, breach of contract (express or implied), infliction of emotional harm, defamation, wrongful discharge or any other tort, the Age Discrimination in Employment Act (29 U.S.C. ss.621 et seq.), the Pennsylvania Human Relations Act, or any other federal, state or municipal statute or ordinance including, but not limited to, those relating to employment, labor relations or wages. It is expressly agreed and understood that this Agreement is a general release.

     In consideration of the foregoing release, and the covenants set forth therein, Keystone, for itself, its agents, employees, successors and assigns, releases Groves, his heirs, executors, administrators and assigns from any and all claims, demands, causes of action, losses and expenses of every nature whatsoever, known or unknown, that Keystone ever had, now has, or hereafter may have, arising out of or in conjunction with Groves' employment by Keystone or the termination thereof; provided, however, that Keystone expressly does not release Groves with respect to any acts of gross negligence or any intentional acts by Groves that are or were materially injurious to or which may contribute or has contributed to the material detriment of Keystone. Nothing herein shall act as a release of Groves from complying with this Agreement.

12. COVENANT NOT TO SUE. Groves agrees that he will not bring any action, suit or administrative proceeding or request contesting the validity of this Agreement or attempting to negate, modify or reform it, nor will he sue Keystone and its successors and assigns, agents, contractors, consultants or employees, past and present, individually or collectively, for any reason arising out of Groves' employment or termination thereof. Any breach of this Covenant Not To Sue shall be deemed a material breach of this Agreement requiring Groves to tender back to Keystone any and all payments paid to him thereunder, including the value of any benefits provided by Keystone.

13. INDEMNIFICATION. Except as prohibited by law, Keystone agrees to defend and indemnify Groves against expenses and any liability paid or incurred by Groves in connection with any actual or threatened claim, cause of action, suit or proceeding, civil or administrative, brought by any third party against Groves by reason of Groves having been an officer of Keystone; provided, however, Keystone does not agree to so indemnify Groves for any acts of gross negligence or any intentional acts by Groves that are or were materially injurious to or which may contribute or has contributed to the material detriment of Keystone. If Groves obtains knowledge of: (a) facts that would give rise to a right of defense or indemnification; or (b) commencement of an action that may require defense or indemnification, Groves shall give written notice to Keystone as promptly as practicable after his receipt of that knowledge. Following receipt of such notice, Keystone shall be entitled to participate in the defense of such claim, and upon notice delivered promptly to Groves, to assume the defense thereof, with counsel reasonably satisfactory to Groves. Within a reasonable period following the assumption of such defense by Keystone, Groves shall be permitted to participate in the defense of such claim and may retain additional counsel of his choice at his own expense. As an additional condition to Keystone's obligation to defend and indemnify Groves under this paragraph, Groves shall make himself available upon reasonable notice to testify in any suit or proceeding which relates to Groves' duties as an officer of Keystone.

     14. CONFIDENTIALITY. The parties agree that the terms and existence of this Agreement shall remain confidential. The parties agree further not to disclose any information concerning this Agreement to any agency or person, including but not limited to past, present and future employees of Keystone, except where such disclosure is required by law or is necessary to carry out the terms of this Agreement. Any breach of this Confidentiality provision shall be regarded as a material breach of this Agreement. There is specifically excepted from the foregoing the right of Groves to disclose information concerning this Agreement to his family, financial advisors and attorneys, but Groves shall assume responsibility for the failure of such persons to comply with the terms of this Confidentiality provision.

     15. ENFORCEMENT. In the event of an actual or threatened breach by Groves of the provisions of Sections 5, 6, 7, 8 or 9, Keystone shall be entitled to injunctive relief restraining Groves and any other so engaged from such violation for the entire period set forth in the applicable section(s); provided, however, that said period shall be extended by the time which may have elapsed between the time Groves is notified of such violation and an injunction issues restraining Groves from such violation. Nothing herein shall be construed as prohibiting Keystone from pursuing any other remedies available for such breach or threatened breach including, but not limited to, the recovery of damages, reasonable fees of counsel and costs from Groves.

     16. DAMAGES. Should suit be necessary to enforce either parties' rights in this Agreement, the party determined in such suit to have breached this Agreement shall pay damages, reasonable fees of counsel and costs incurred by the other party enforcing its rights under this Agreement. The parties acknowledge, however, that any damages to Keystone that may result from a breach of the provisions of Sections 5, 6, 7, 8 or 9 of this Agreement by Groves are not readily ascertainable. Accordingly, in the event of a breach of the provisions of Sections 5, 6, 7, 8 or 9 of this Agreement by Groves, the parties agree that Groves shall be required to pay to Keystone, as liquidated damages, the sum of Four Hundred Thousand Dollars ($400,000.00), plus reasonable fees of counsel and costs. Nothing herein shall, however, be construed as prohibiting Keystone from pursuing injunctive relief restraining Groves and any other as provided in Section 15 of this Agreement.

      17. REFERENCES. All requests for references about Groves by potential future employers shall be directed to the Senior Vice President, Human Resources, who will provide such information as Groves and Keystone mutually determine. The parties may prepare a summary of such information which shall be either attached to this Agreement as Exhibit B or, if prepared after the execution of this Agreement, shall reference this Agreement and be signed by the parties.

     18. GOVERNING LAW. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania.

      19. SEVERABILITY. Groves and Keystone acknowledge that any restrictions contained in this Agreement are reasonable and that consideration for this Agreement has been exchanged. In the event that any provision of this Agreement shall be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect; provided, that in the event that a court shall determine that any provision is inequitably broad, it is the intention of the parties that the court adjust such obligations of Groves rather than eliminating such obligations entirely.

     20. EXECUTIVE EMPLOYMENT AGREEMENT. Groves and Keystone hereby acknowledge that by executing this Agreement, the Executive Employment Agreement between Groves and Keystone dated January 27, 1994 and as modified pursuant to a memorandum to Groves from G. E. Aumiller dated March 11, 1994 and a letter to Groves from Carl L. Campbell dated September 29, 1994 (the "Employment Agreement") has been terminated and its terms thereby rendered null and void. Groves hereby specifically acknowledges that he has no rights or claims to any compensation or benefits pursuant to the terms of the Employment Agreement, including, but not limited to, the right to arbitration and/or the payment of attorneys fees and administrative court costs by Keystone pursuant to Section 19 of the Employment Agreement.

      21. OTHER AGREEMENTS. This Agreement supersedes all other agreements, if any, oral or written, heretofore made with respect to the subject matter hereof and contains the entire agreement of the parties. This Agreement cannot be amended or modified, except in writing signed by Groves and an agent of Keystone specifically authorized to sign on behalf of Keystone in this matter.

     22. ACKNOWLEDGMENT. Groves acknowledges and represents to Keystone as follows:

            a. He has had ample time (up to 21 days) to review all of the provisions of this Agreement and fully understands it and the choices with respect to the advisability of making the settlement and release provided herein.

            b. He acknowledges that, because of the consideration promised in return, he has entered into this Agreement by his free will and choice without any compulsion, duress or undue influence from anyone.

            c. He acknowledges that he has been advised to seek independent legal counsel regarding his rights and the advisability of entering into this Agreement.

            d. He acknowledges that he has been advised and understands that once executed, he shall have up to seven (7) days thereafter to revoke this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

WITNESS:

/s/ Craig A. Golfieri                    /s/ George H. Groves
---------------------                    --------------------

ATTEST:                                  KEYSTONE FINANCIAL, INC.

/s/ George R. Barr                       By Carl L. Campbell
---------------------                    --------------------

                                   EXHIBIT A

                 SCHEDULE OF SEPARATION PAYMENTS AND BENEFITS

      I.    SEPARATION PAYMENTS

      A.    SEPARATION PAYMENTS.

     1. Groves  shall  receive  separation  payments in an amount  equal to Four
Hundred  Fifty  Thousand  Dollars   ($450,000.00)  payable  in  accordance  with
subsections 2 and 3 below.

     2. Groves shall receive a separation payment in an amount equal to the balance of his Annual Salary (as such term is defined in the Employment Agreement) for 1997 under the terms of the Employment Agreement had he remained an employee of Keystone for the remainder of 1997. The separation payment shall be made immediately following the expiration of the statutory revocation period referenced in Section 22(d) of the Agreement.

     Groves shall receive a separation payment equal to the balance of the Four Hundred Fifty Thousand Dollars ($450,000.00) referenced in subsection 1 above on January 2, 1998 (or on such other date as is mutually agreed to by Keystone and Groves.) In the event of Groves' death prior to January 2, 1998, his heirs shall receive the separation payment.

     4. Groves hereby acknowledges that the separation payments referenced above include payment for any vacation, personal days, sick days, short-term disability and holidays to which Groves may have otherwise been entitled and that such separation payments represent complete satisfaction of any such obligations.

      B.    SEPARATION PAYMENTS IN LIEU OF BENEFITS.

     1. Groves shall receive an additional separation payment of Two Hundred Thousand Dollars ($200,000.00) on January 2, 1998 (or on such other date as is mutually agreed to by Keystone and Groves). In the event of Groves' death prior to January 2, 1998, his heirs shall receive the separation payment.

     2. Groves hereby acknowledges that the payment of this Two Hundred Thousand Dollars ($200,000.00) is in lieu of any welfare, fringe benefit or other incentive compensation benefits to which Groves may have been entitled including, but not limited to, medical, dental, accidental death and dismemberment, long-term disability, life, payments pursuant to the Management Incentive Compensation Plan (MICP) for 1997, payments pursuant to the
Performance Unit Plan (PUP) for the current performance period, any phone/secretarial support, tax consulting services, automobile allowance and/or club memberships and that such separation payment represents complete satisfaction of any such obligations.

      C. SEPARATION PAYMENTS FOR RETIREMENT BENEFIT PURPOSES. W-2 wages are generally included in the calculation of retirement benefits under the qualified and nonqualified retirement programs maintained by Keystone. Employment contract buyout payments (such as the separation payments provided herein) are specifically excluded from the calculation of retirement benefits under the qualified and nonqualified retirement programs maintained by Keystone.

II.   BENEFITS

A.    SPLIT DOLLAR LIFE INSURANCE.

     1. Keystone shall continue to maintain the split dollar life insurance policy with a death benefit of Six Hundred Thousand Dollars ($600,000.00) (Metropolitan Life Insurance Policy No. 947590025U) on the life of Groves (the "Policy") for a period of eighteen (18) months from the Effective Date, such maintenance period to end on April 22, 1999.

     2. In the event of Groves' death prior to April 22, 1999, Groves' designated beneficiaries shall receive the death benefits under the terms of the Policy and Keystone shall receive a repayment of the premium payments that are owed by Groves to Keystone.

     3. On April 22, 1999, the Policy shall be transferred to Groves and Groves shall not be required to repay the premium payments that would have otherwise been owed by Groves to Keystone in the amount of approximately One Hundred Thirty Thousand Five Hundred Forty-Four Dollars ($130,544.00).

B. QUALIFIED PENSION PLANS. Any retirement benefits to which Groves is enti-tled under the terms of the Keystone Financial Pension Plan and/or the Keystone Financial 401(k) Savings Plan shall be paid in accordance with the terms of such plans.

C. NONQUALIFIED RETIREMENT BENEFITS. Any benefits to which Groves may be enti-tled under the terms of the Supplemental Retirement Income Plan and/or the Savings Restoration Plan shall be paid in accordance with the terms of such plans.

D.    STOCK OPTIONS.

      1. Groves acknowledges that he is not eligible to receive any further grants of stock options pursuant to any program maintained by Keystone.

      2. Outstanding vested incentive stock options held by Groves must be exercised no later than the earlier of (i) three months from the Effective Date or (ii) the scheduled expiration of the exercise period of such options.

      3. Outstanding vested nonqualified stock options must be exercised no later than the earlier of (i) one year from the Effective Date or (ii) the scheduled expiration of the exercise period of such stock options.

      4. All nonvested incentive stock options and nonvested nonqualified stock options have lapsed as of the Effective Date.

E. MANAGEMENT STOCK OWNERSHIP PROGRAM. In accordance with the terms of the MSOP and the underlying loan documents, Groves shall be required to repay the outstanding loan balance within ninety (90) days from the Effective Date.

F. EMPLOYEE STOCK PURCHASE PLAN. Groves' account balance (plus accrued interest) shall be distributed to Groves pursuant to the terms of the Plan.

G. PERFORMANCE UNIT PLAN AND MANAGEMENT INCENTIVE COMPENSATION PLAN. Groves thereby acknowledges that the separation payment made pursuant to Section I.B.2 hereof represents complete satisfaction of any amounts to which Groves may have been entitled pursuant to the terms of the PUP and MICP.

H. COBRA. Groves shall be provided with a notice of his right to COBRA continuation coverage. If Groves elects COBRA continuation coverage, the cost of such coverage shall be paid exclusively by Groves.

III.  TAX WITHHOLDING

     All  separation   payments  and  benefits  hereunder  are  subject  to  all
applicable federal, state and local taxes and reporting requirements.